EXHIBIT 10.7

Azteca Acquisition Corporation
c/o Azteca Acquisition Holdings, LLC
421 N. Beverly Drive, Suite 300
Beverly Hills, CA 90210

April 15, 2011

Azteca Acquisition Holdings, LLC
421 N. Beverly Drive
Suite 300
Beverly Hills, CA 90210

RE:        Securities Purchase Agreement

Ladies and Gentlemen:

We are pleased to accept the offer Azteca Acquisition Holdings, LLC (the “ Subscriber ”) has made to purchase 2,875,000 ordinary shares (the “ Shares ”) of no par value per share (the “ Ordinary Shares ”), up to 375,000 of which Shares are subject to complete or partial forfeiture (the “ forfeiture ”) by you as described in this Agreement if the underwriters of the initial public offering (“ IPO ”) of Azteca Acquisition Corporation, a British Virgin Islands corporation (the “ Company ”) do not fully exercise their over-allotment option (the “ Over-allotment Option ”).  The terms on which the Company is willing to sell the Shares to the Subscriber, and the Company and the Subscriber’s agreements regarding such Shares, are as follows:

1.            Purchase of Shares .   For the sum of $25,000 (the “ Purchase Price ”), which the Company acknowledges receiving in cash, the Company hereby sells and issues the Shares to the Subscriber, and the Subscriber hereby purchases the Shares from the Company, subject to forfeiture, on the terms and subject to the conditions set forth in this Agreement.  Concurrently with the Subscriber’s execution of this Agreement, the Company is delivering to the Subscriber a certificate registered in the Subscriber’s name representing the Shares, receipt of which the Subscriber hereby acknowledges.

2.            Representations, Warranties and Agreements .

2.1          Subscriber’s Representations, Warranties and Agreements .  To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and agrees with the Company as follows:

2.1.1.            No Government Recommendation or Approval .  The Subscriber understands that no United States federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of the offering of the Shares.

2.1.2.            No Conflicts . The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the Subscriber’s articles of association, (ii) any agreement, indenture or instrument to which the Subscriber is a party or (iii) any law, statute, rule or regulation to which the Subscriber is subject, or any agreement, order, judgment or decree to which the Subscriber is subject.

2.1.3.            Organization and Authority . The Subscriber is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

2.1.4             Experience, Financial Capability and Suitability .  The Subscriber is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of this investment and to make an informed decision relating thereto. The Subscriber is aware its investment in the Company is a speculative investment that has limited liquidity, because there may never be an established market for the Company’s securities.  The Subscriber has the financial capability for making the investment and the investment is a suitable one for the Subscriber.  The Subscriber can, without impairing its financial condition, hold the Shares for an indefinite period of time and can afford a complete loss of the investment. The Subscriber acknowledges that the Company has urged the Subscriber to seek independent advice from professional advisors relating to the suitability of an investment in the Company and in connection with this Agreement, and that the Subscriber has sought and received such independent professional advice with respect to such investment and this Agreement or, after careful consideration, the Subscriber has determined to waive its right to seek and/or receive such independent professional advice.

2.1.5.            Access to Information .   Prior to the execution of this Agreement, the Subscriber has had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained.

2.1.6.            Private Offering .  Subscriber represents that it is (a) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “ Securities Act ”) or (b) not a “U.S. Person” as defined in Rule 902 of Regulation S (“ Regulation S ”) under the Securities Act. Subscriber  acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “Accredited Investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law or to a non-U.S. Person under Regulation S. Accordingly, the Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and therefore may not be offered, pledged or sold by Subscriber, directly or indirectly, in the United States without registration under United States federal and state securities laws or an exemption therefrom and Subscriber understands the certificates representing the Shares will contain a legend in respect of such restrictions.  The Subscriber did not decide to enter into the Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or as a result of any “directed selling efforts” within the meaning of Rule 902 under Regulation S.

2.1.7             Investment Purposes .  Subscriber is purchasing the Shares solely for investment purposes, for the Subscriber’s own account and not for the account or benefit of any U.S. Person, and not with a view towards the distribution thereof and Subscriber has no present arrangement to sell the Shares to or through any person or entity. Subscriber shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.

2.1.8.            Restrictions on Transfer . Subscriber understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. The Shares have not been registered under the Securities Act, and, if in the future the Subscriber decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only (A) in accordance with the provisions of Regulation S (Rule 901 through 905), (B) pursuant to a registration under the Securities Act, or (C) pursuant to an available exemption from registration.  Subscriber agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Subscriber may be required to deliver to the Company an opinion of counsel satisfactory to the Company.  Absent registration or an exemption, the Subscriber agrees not to resell the Shares.  Subscriber further acknowledges that because the Company is a shell company and Rule 144 may not be available to the Subscriber for the resale of the Shares until one year following the consummation of a Business Combination despite technical compliance with the requirements of Rule 144 and the release or waiver of any contractual transfer restrictions.

2.2          Company’s Representations, Warranties and Agreements .  To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as follows:

2.2.1             Organization and Corporate Power . The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

2.2.2.            No Conflicts . The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the memorandum and articles of association of the Company, (ii) any agreement, indenture or instrument to which the Company is a party or (iii) any law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject.

2.2.3.            Title to Securities . Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof the Subscriber will have or receive good title to the Shares, free and clear of all liens, claims and encumbrances of any kind, other than (a) transfer restrictions hereunder and under the other agreements contemplated hereby, (b) transfer restrictions under federal and state securities laws, and (c) liens, claims or encumbrances imposed due to the actions of the Subscriber.

3.            Forfeiture of Shares .

3.1.         Failure to Consummate Business Combination; Partial or No Exercise of the Over-allotment Option .   In the event the Over-allotment Option is not exercised in full, the Subscriber acknowledges and agrees that it shall forfeit any and all rights to such number of Shares (up to an aggregate of 375,000 Shares and pro rata based upon the percentage of the Over-allotment Option not exercised) such that immediately following such forfeiture, the Subscriber and all other initial stockholders prior to the IPO will own an aggregate number of Ordinary Shares (not including ordinary shares issuable upon exercise of any warrants or any shares purchased by Subscriber in the Company’s IPO or in the aftermarket) equal to 20% of the issued and outstanding Ordinary Shares of the Company immediately following the IPO.

3.2.         Failure to Reach Price Targets .   In the event the trading price of the Company’s Ordinary Shares does not exceed certain price targets subsequent to the Business Combination, the Subscriber acknowledges and agrees that it shall forfeit any and all rights to a portion of the Shares (the “Forfeiture Shares”) as set forth below:

(a) in the event the last sale price of the Company’s Ordinary Shares does not equal or exceed $12.50 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Business Combination, Subscriber shall forfeit any and all rights to 378,788 (or 435,606 if the Over-allotment Option is exercised in full) of the Shares; and

(b) in the event the last sale price of the Company’s Ordinary Shares does not equal or exceed $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Business Combination, Subscriber shall forfeit any and all rights to 356,506 (or 409,982 if the Over-allotment Option is exercised in full) of the Shares, in addition to any Shares forfeited pursuant to Section 3.2(a) herein.

3.3.         Termination of Rights as Stockholder .  If any of the Shares are forfeited in accordance with this Section 3 the Company shall immediately repurchase and cancel all such Shares for an aggregate total purchase price of US$1.00 in respect of all such Shares so repurchased on each occasion and, then after such time the Subscriber (or successor in interest), shall no longer have any rights as a holder of such Shares, and the Company shall take such action as is appropriate to cancel such Shares.  In addition, the Subscriber agrees to take any and all action reasonably requested by the Company necessary to effect any adjustment in this Section 3.  The Subscriber for value received, by way of security and in order more fully to secure the performance of its obligations under this Agreement, hereby irrevocably appoints the Company to be its agent and attorney-in-fact to execute and complete on behalf of the Subscriber any deeds, agreements or other documents which the Company may from time to time require to effect the forfeiture, repurchase and cancellation of any Shares pursuant to this Agreement.

4.            Waiver of Liquidation Distributions; Redemption Rights .  In connection with the Shares purchased pursuant to this Agreement and any other Company securities purchased on a private placement basis, the Subscriber hereby waives any and all right, title, interest or claim of any kind in or to any distributions by the Company from the Trust Account (as such term is defined in the Investment Management Trust Agreement to be entered by and between the Company and the trustee thereunder), in the event of a liquidation of the Company upon the Company’s failure to timely complete a Business Combination.  For purposes of clarity, in the event the Subscriber purchases Ordinary Shares in the IPO or in the aftermarket, any additional shares so purchased shall be eligible to receive their pro rata portion of any liquidating distributions by the Company.  However, in no event will the Subscriber have the right to redeem any Shares, or any Ordinary Shares purchased in the IPO or in the aftermarket, for funds held in the Trust Account upon the successful completion of a Business Combination.

5.            Restrictions on Transfer .

5.1.         Securities Law Restrictions .  Subscriber agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Shares unless, prior thereto (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the Shares proposed to be transferred shall then be effective or (b) the Company shall have received an opinion from counsel reasonably satisfactory to the Company, that such registration is not required because such transaction is exempt from registration under the Securities Act and the rules promulgated by the Securities and Exchange Commission thereunder and with all applicable state securities laws.

5.2          Restrictive Legends .  All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THESE SECURITIES (i) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT, (B) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO THE RESALE LIMITATIONS SET FORTH IN RULE 905 OF REGULATIONS S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (E) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LETTER AGREEMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LETTER AGREEMENT, EXCEPT IN ACCORDANCE WITH THE TERMS THEREOF.”

5.3.         Additional Shares or Substituted Securities .   In the event of the declaration of a share dividend, the declaration of an extraordinary dividend payable in a form other than shares, a spin-off, a share combination or division, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding issued shares without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Section 5 or into which such Shares thereby become convertible shall immediately be subject to this Section 5 and Section 3.3.  Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Shares subject to this Section 5 and Section 3.3.

5.5          Registration Rights . Subscriber acknowledges that the Shares are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a Registration Rights Agreement to be entered into with the Company prior to the closing of the IPO (“ Registration Rights Agreement ”).  Subscriber is entitled to make up to three demands that Company registers the Shares pursuant to the terms and restrictions as set forth in the Registration Rights Agreement.

5.6          Lock-up . Subscriber acknowledges that the Shares will be subject to lock-up provisions (the “ Lock-up ”)  contained in a Letter Agreement, to be entered into prior to the date of the preliminary prospectus in connection with the IPO between the Subscriber and the Company (the “ Letter Agreement ”).  Pursuant to the Letter Agreement, the Subscriber will agree (a) not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the non-Forfeiture Shares for one year following the closing of the Business Combination (the “ Lock-up Period ”) and (b) not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Forfeiture Shares until the date the applicable sales price targets set forth in Section 3.2 have been met (the “ Forfeiture Shares Lock-up Period ”).  After the conclusion of the Lock-up Period, the non-Forfeiture Shares shall be freely transferable (subject to the other restrictions set forth in this Section 5 and the obligation to forfeit the non-Forfeiture Shares in accordance with Section 3.1, if applicable) provided that:

(a) in the event the last sale price of the Company’s Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share divisions or combination, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period during the Lock-up Period, fifty percent (50%) of the non-Forfeiture Shares shall be released from the Lock-up; and

(b) in the event the last sale price of the Company’s Ordinary Shares equals  or exceeds $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period during the Lock-up Period, the remaining fifty percent (50%) of the non-Forfeiture Shares shall be released from the Lock-up.

After the conclusion of the Forfeiture Shares Lock-up Period with respect to a tranche of Forfeiture Shares, and to the extent such Forfeiture Shares have not been forfeited pursuant to Section 3.2, the applicable tranche of Forfeiture Shares shall be freely transferable.

6.            Other Agreements .

6.1.         Further Assurances .  Subscriber agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

6.2          No Obligation as to Employment .  The Company is not by reason of this Agreement obligated to employ, or continue to employ, the Subscriber in any capacity.

6.3.         Notices .   All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth on the first page of this Agreement or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) sent by overnight courier, or (c) sent by certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by certified mail, on the (5 th ) business day following the day such mailing is made.

6.4.         Entire Agreement .  This Agreement, together with that certain letter agreement between Subscriber and the Company, substantially in the form filed as an exhibit to the Registration Statement, embodies the entire agreement and understanding between the Subscriber and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

6.5.         Modifications and Amendments .   The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

6.6.         Waivers and Consents .   The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.7.         Assignment .   The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

6.8.         Benefit .   All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

6.9.         Governing Law .    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the British Virgin Islands for agreements made and to be wholly performed within such country.

6.10.       Severability .   In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

6.11.       No Waiver of Rights, Powers and Remedies .   No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.12.       Survival of Representations and Warranties .   All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.

6.13.       No Broker or Finder .   Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other.  Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.14.       Headings and Captions .   The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15.       Counterparts .   This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.                Voting of Shares . Subscriber agrees to vote the Shares as well as any Ordinary Shares acquired in the IPO or the aftermarket in favor of a Business Combination that the Company negotiates and presents for approval to the Company’s stockholders.

8.                Indemnification . Each party shall indemnify the other and the underwriters of the IPO against any loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this agreement and return it to us.

Very truly yours,

AZTECA ACQUISITION CORPORATION

By:	/s/ Gabriel Brener
Name: Gabriel Brener
Title: Chief Executive Officer

Accepted and agreed this
April 15, 2011

Azteca Acquisition Holdings, LLC

By:	/s/ Gabriel Brener
Name: Gabriel Brener
Title: Director